Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

The Board of Directors

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of First Midwest Bancorp, Inc. for the registration of 1,000,000 shares of its common stock under the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan of our report dated May 8, 2009 relating to the unaudited consolidated interim financial statements of First Midwest Bancorp Inc. that are included in its Form 10-Q for the quarter ended March 31, 2009.

Ernst & Young LLP

Chicago, Illinois

May 21, 2009